Exhibit (a)(5)(ii)

Investor Contact: (800) 262-1122

EATON VANCE MUNICIPAL INCOME CLOSED-END FUNDS

ANNOUNCE EXTENSION OF

AUCTION PREFERRED SHARES TENDER OFFERS

BOSTON, MA, February 3, 2016 — Each of the Eaton Vance municipal income closed-end funds listed below (each, the “Fund” and, collectively, the “Funds”) is announcing that it has extended its tender offer (the “Tender Offer”) for up to 100% of its outstanding auction preferred shares (“APS”).  Each Fund’s Tender Offer was originally scheduled to expire at 5:00 p.m. Eastern Time on February 3, 2016.  Each Tender Offer is now scheduled to expire on February 18, 2016, at 5:00 p.m. Eastern Time.

Ticker Symbol	Fund	Series	Cusip
CEV	Eaton Vance California Municipal Income Trust	A	27826F200
MMV	Eaton Vance Massachusetts Municipal Income Trust	A	27826E203
EMI	Eaton Vance Michigan Municipal Income Trust	A	27826D205
EVN	Eaton Vance Municipal Income Trust	A	27826U207
		B	27826U306
		C	27826U405
EVJ	Eaton Vance New Jersey Income Trust	A	27826V205
EVY	Eaton Vance New York Municipal Income	A	27826W203
EVO	Eaton Vance Ohio Municipal Income Trust	A	27826G208
EVP	Eaton Vance Pennsylvania Municipal Income Trust	A	27826T200

For each Fund other than Eaton Vance Municipal Income Trust (“Muni Income Trust”), the Tender Offer is at a price per share equal to 95.5% of the liquidation preference per share (or $23,875 per share), plus any accrued but unpaid APS dividends.  For Muni Income Trust, the Tender Offer is at a price per share equal to 94.5% of the liquidation preference per share (or $23,625 per share), plus any accrued but unpaid APS dividends.  Completion of each Fund’s Tender Offer is conditional upon the Fund’s issuance of new preferred shares on terms satisfactory to the Fund and upon satisfaction of certain other conditions as set forth in the Fund’s Offer to Purchase and the related Letter of Transmittal (the “Offer Documents”).  Contingent upon the issuance of new preferred shares as described above, payment for each Fund’s tendered APS is expected to be made on or about February 26, 2016.  APS that are not tendered will remain outstanding.

If you have questions about a Fund’s Tender Offer and hold its APS through a broker or other nominee holder, you can call your broker or other nominee holder directly.  You may also call AST Fund Solutions LLC, the Funds’ Tender Offer information agent, toll free at (866) 207-2356 with any questions.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of any Fund.  The complete terms and conditions of each Fund’s Tender Offer are set forth in the Offer Documents, as filed with the Securities and Exchange Commission as exhibits to a tender offer statement on Schedule TO and available free of charge at www.sec.gov.

The Funds are managed by Eaton Vance Management, a subsidiary of Eaton Vance Corp. (NYSE: EV).  Based in Boston, Eaton Vance is one of the oldest investment management firms in the United States, with a history dating back to 1924. Eaton Vance and its affiliates managed $308.0 billion in assets as of December 31, 2015, offering individuals and institutions a broad array of investment strategies and wealth management solutions. For more information about Eaton Vance, visit www.eatonvance.com.

Fund shares are subject to investment risk, including possible loss of principal invested.  No Fund is a complete investment program and you may lose money investing in a Fund.  An investment in a Fund may not be appropriate for all investors.  Additional information about the Funds, including performance and portfolio characteristic information, is available at www.eatonvance.com.

Statements in this press release that are not historical facts are forward-looking statements as defined by the United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond a Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.

###